STOCK PURCHASE AGREEMENT

DATED AS OF MARCH 15, 2005 BETWEEN

CLEVELAND BIOLABS, INC.

AND

THE PURCHASERS PARTY HERETO

i

4M.	Additional Covenants	10
4N.	Transfer Agent	11
4O.	Insurance	11

Section 5.	Representations and Warranties of the Company	11
5A.	Organization, Corporate Power and Licenses	11
5B.	Capital Stock and Related Matters	11
5C.	Validity of Shares; Exemption from Registration	12
5D.	Authorization: No Breach or Violation	12
5E.	Financial Statements	13
5F.	Absence of Undisclosed Liabilities	13
5G.	No Material Adverse Change	14
5H.	Contracts and Commitments	14
5I.	Litigation, etc	14
5J.	Brokerage	15
5K.	Governmental Consent, etc	15
5L.	Employees Employee Matters	15
5M.	Compliance with Laws and Constituent Documents	16
5N.	Affiliated Transactions	16
5O.	Disclosure	16
5P.	Patents, Copyrights, Trademarks	16
5Q.	No Other Registration Rights	18
5R.	Title to Property and Assets	18
5S.	Taxes	18
5T.	Solvency: Going Concern	19
5U.	Investment Company	19
5V.	Application of Takeover Protections	19
5W.	Private Placement	19
5X.	Foreign Corrupt Practice	20

Section 6.	Representations and Warranties of the Purchasers	20
6A.	Authorization	20
6B.	Investment Purpose	20
6C.	Accredited Investor Status	20
6D.	Foreign Investors	20
6E.	Reliance on Exemptions	21
6F.	Information	21
6G.	No Governmental Review	21
6H.	Transfer or Resale	21
6I.	No Public Market	21
6J.	Legends	21
6K.	Investment Experience	22

Section 7.	Definitions	22

Section 8.	Miscellaneous	26
8A.	Expenses	26
8B.	Remedies	26

ii

8C.	Consent to Amendments	26
8D.	Survival of Representations and Warranties	26
8E.	Successors and Assigns	27
8F.	Severability	27
8G.	Counterparts	27
8H.	Descriptive Headings Interpretation	27
8I.	Generally Accepted Accounting Principles	27
8J.	Governing Law Jurisdiction	28
8K.	Notices	28
8L.	No Strict Construction	29
8M.	Indemnification	29
8N.	Understanding Among the Purchasers	30
8O.	Entire Agreement	30
8P.	Notice Rescission and Withdrawal Right	30
8Q.	Replacement of Securities	30
8R.	Payment Set Aside	31
8S.	Adjustments in Share Numbers and Prices	31
8T.	Further Assurances	31
8U.	Reliance	31

iii

CLEVELAND BIOLABS, INC.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 15, 2005 between Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), and those purchasers signatory hereto (collectively, the “Purchasers” and each individually, a “Purchaser”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 7 hereof.

The parties hereto agree as follows:

Section 1.  Authorization and Closing.

1A.  Authorization of the Series A Preferred Stock. The Company shall authorize the issuance and sale to the Purchasers of an aggregate minimum of 2,500,000 and an aggregate maximum of 3,000,000 shares of its Series A Participating Convertible Preferred Stock, par value $.005 per share (the “Series A Preferred Stock”) having the rights and preferences set forth in the Certificate of Designation of Series A Participating Convertible Preferred Stock attached as Exhibit A hereto (the “Certificate of Designation”), The Series A Preferred Stock is convertible into shares of the Company’s Common Stock, par value $0.005 per share (“Common Stock”)

1B.  Purchase and Sale of the Series A Preferred Stock. On each Funding Date (as defined in Section 1C below), the Company shall sell to those Purchasers participating in such Funding Date, and subject to the terms and conditions set forth herein, such Purchasers shall purchase from the Company, the number of shares of the Series A Preferred Stock set forth on such Purchaser’s counterpart signature page hereto, at a purchase price of $2.00 per share, for an aggregate maximum purchase price payable by all Purchasers collectively of up to $6,000,000, payable in accordance with Section 1C.

1C.  The Closings. One or more closings of the purchases and sales of the Series A Preferred Stock to the Purchasers (each such closing, a “Closing”) shall take place at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Chicago, IL 60661 (or remotely via the exchange of executed documents and other closing deliverables), on such date or dates as may agreed to by the Company and the Placement Agent in accordance with the Escrow Agreement (which date or dates are each designated as a “Funding Date”). On each Funding Date, the Company shall simultaneously sell to each Purchaser participating thereat, and deliver stock certificates evidencing all of the shares of the Series A Preferred Stock to be purchased by such Purchaser hereunder, registered in such Purchaser’s name, upon payment of the amount reflected on such Purchaser’s counterpart signature page as such Purchaser’s aggregate purchase price therefore.

1D.  Termination. This Agreement may be terminated with respect to a Purchaser at any time prior to the consummation of the Closing for such Purchaser under the following described circumstances:

(i)  upon the mutual written consent of the Company and such Purchaser; or

(ii)  by either of the Company or such Purchaser if the Closing for such Purchaser shall not have been consummated on or before the Termination Date, provided that the right to terminate this Agreement under this subsection 1D(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of such Closing to occur on or before such date.

If the Agreement is terminated with respect to any Purchaser pursuant to Section 1D, the funds held in Escrow with respect to such Purchaser shall be released and delivered to the applicable Purchaser.

Section 2.  Conditions of each Purchaser’s Obligation. With respect to each Funding Date, the obligation of each Purchaser participating thereat to purchase and pay for the Series A Preferred Stock is subject to the satisfaction or waiver by such Purchaser, at or prior to such Funding Date, of the following conditions:

2A.  Certificate of Designation and Certificate of Incorporation. The Company shall deliver to the Placement Agent, for the benefit of such Purchaser, evidence that its Certificate of Incorporation, as amended to include the provisions set forth in the Certificate of Designation (the “Amended Certificate”) has been filed with the Secretary of State of Delaware and is in full force and effect under the laws of the State of Delaware as of the applicable Funding Date.

2B.  Representations and Warranties; Covenants. The representations and warranties contained in Section 5 hereof shall be true and correct at and as of the applicable Funding Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the applicable Funding Date. The Company shall have delivered to the Placement Agent, for the benefit of such Purchaser, a certificate, duly executed by a senior executive officer of the Company, attesting to the satisfaction of the foregoing.

2C.  Qualifications. All filings with or notices to, and all authorizations, approvals or permits of, any governmental authority or regulatory body of the United States or of any State that are required in connection with the lawful issuance and sale of the Series A Preferred Stock pursuant to this Agreement, including, without limitation, any necessary filings or approvals under “blue sky” laws, shall have been obtained and shall be effective as of the applicable Funding Date.

2D.  Rights Agreement. The Company and each person or entity who or which holds Common Stock of the Company as of the applicable Funding Date (other than other Purchasers, the Placement Agent or Affiliates of the Placement Agent) shall have executed and delivered to the Placement Agent, for the benefit of the Purchaser, a rights agreement in form and substance as set forth in Exhibit B attached hereto (as may be amended, restated and supplemented from time to time in accordance with its terms, the “Rights Agreement”) and the Rights Agreement shall be in full force and effect as of the applicable Funding Date.

2E.  Opinion of the Company’s Counsel. Katten Muchin Zavis Rosenman, counsel for the Company, shall deliver to the Placement Agent, for the benefit of the Placement Agent and such Purchaser, an opinion, in form and substance as set forth in Exhibit C attached hereto.

2F.  Secretary’s Certificate. The Placement Agent shall have received, for the benefit of such Purchaser, from the Company’s Secretary a certificate having attached thereto: (i) the Amended Certificate as in effect at the applicable Funding Date, (ii) the Bylaws as in effect at the applicable Funding Date, (iii) resolutions approved by the Board of Directors of the Company (the “Board”) authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Amended Certificate, and (v) a good standing certificate with respect to the Company from the State of Delaware and each other state in which the Company does business or holds assets or property, dated as of a recent date before the applicable Funding Date.

2G.  Reservation of Common Stock. The Common Stock issuable upon conversion of the Series A Preferred Stock shall have been duly authorized and reserved for issuance upon such conversion.

2H.  No Material Adverse Change. From the date of this Agreement to the applicable Funding Date, there shall have been no material adverse change in the business, operations or financial condition of the Company.

2I.  Minimum Investment. The aggregate purchase price paid, or to be paid, collectively by the Purchasers signatory to this Agreement shall be at least $5,000,000.

2J.  Stock Split. On or prior to the initial Funding Date, the Company shall have effected a 596 for 1 stock split, effected in the form of a dividend (the “Stock Split”).

2K.  No Litigation. No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or the other Transaction Documents that would reasonably be expected to have a material adverse effect on the Company, its business, properties, assets, results of operation, prospects, condition (financial or otherwise) or liabilities (a “Material Adverse Effect”) and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

2L.  Convertible Debt. As of the initial Funding Date, (a) the Convertible Debt shall be cancelled, (b) such cancellation of indebtedness shall be accepted by the Company as payment of the purchase price for shares of Series A Preferred Stock at $2.00 per share, (c) the Company shall be released and forever discharged from all of its obligations pursuant to the Convertible Debt, and (d) the Company shall have delivered to the Placement Agent, for the benefit of such Purchaser, satisfactory evidence of the foregoing.

2M.  IP Comfort Letter. Howrey, Simon, Arnold & White, LLP, counsel to the Company for Intellectual Property matters, shall deliver to the Placement Agent, for the benefit of the Placement Agent and such Purchaser, a letter, in form and substance as set forth in Exhibit D attached hereto.

2N.  Stockholder Waiver. Each person or entity who or which holds Common Stock of the Company as of the applicable Funding Date (other than other Purchasers, the Placement Agent or Affiliates of the Placement Agent) shall have waived any and all breaches, violations, conflicts, defaults and events of default, any and all notice requirements and any and all preemptive rights, antidilution rights, adjustment rights and rights for issuance of additional securities caused by, arising out of, or resulting from the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents, and satisfactory evidence of such waiver shall have been delivered to the Placement Agent, for the benefit of such Purchaser.

2O.  CCF Development Plan. The Placement Agent shall have received, for the benefit of such Purchaser, satisfactory evidence of the agreement between the Company and The Cleveland Clinic Foundation (“CCF”) regarding the extension of time allotted to prepare and submit a “development plan” as required by that certain Exclusive License Agreement, dated July 1, 2004, between the Company and CCF.

2P.  Other Documents. All other documents, instruments and writings reasonably required by the Placement Agent or such Purchaser in connection with the transactions contemplated hereby shall have been delivered to the Placement Agent, for the benefit of such Purchaser.

Section 3.  Conditions of the Company’s Obligation. With respect to each Funding Date, the obligation of the Company to issue and sell the shares of Series A Preferred Stock to each Purchaser participating thereat is subject to the satisfaction or waiver by the Company, at or prior to such Funding Date, of the following conditions:

3A.  Release of Escrow. On such Funding Date, the purchase price payable by such Purchaser participating in such Funding Date shall be released from Escrow and delivered to the Company.

3B.  Minimum Investment. The aggregate purchase price paid, or to be paid, collectively by the Purchasers signatory to this Agreement shall be at least $5,000,000.

3C.  Delivery of Documents. Each Purchaser shall have executed and delivered to the Company, a Purchaser Questionnaire, attached hereto in the form of Exhibit E, this Agreement, the Rights Agreement and the other documents required to be delivered by the Purchasers as set forth in the PPM.

Section 4.  Covenants.

4A.  Affirmative Covenants. The Company shall:

(i)  within one business day following each Funding Date, deliver or cause to be delivered to each Purchaser participating in such Funding Date, one or more stock certificates evidencing the shares of Series A Preferred Stock purchased by such Purchaser at such Funding Date;

(ii)  at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(iii)  pay and discharge when payable all Taxes and all other material assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become an Encumbrance upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

(iv)  promptly pay, or cause to be paid, when due, in conformance with customary trade terms, all other material indebtedness incident to the operations of the Company;

(v)  comply in all material respects with all applicable laws, rules and regulations of all governmental authorities;

(vi)  apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business;

(vii)  maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP;

(viii)  enter into and maintain nondisclosure and nonsolicitation agreements with all of its key employees;

(ix)  duly observe and comply with the Amended Certificate and Bylaws of the Company; and

(x)  use reasonable best efforts to facilitate the transfer or surrender of stock in the Company, and to replace certificates of stock if lost or damaged.

4B.  Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, or following a Triggering Event, the Company shall use reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Underlying Common Stock may reasonably request, all to the extent required to enable such holders to sell Underlying Common Stock pursuant to an effective registration statement and/or Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Series A Preferred Stock or Underlying Common Stock a written statement as to whether it has complied with such requirements.

4C.  Public Disclosures. Except in connection with a registration statement filed pursuant to, and to the limited extent permitted by, the Rights Agreement, the Company shall not disclose any Purchaser’s (or any of its Affiliate’s) name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Purchaser, describing in reasonable detail the proposed content of such disclosure and shall permit such Purchaser to review and comment upon the form and substance of such disclosure.

4D.  Information and Inspection Rights.

(i)  Following the initial Funding Date, the Company will (a) maintain a standard system of accounting, established and administered in accordance with GAAP, (b) prepare all of its financial statements in accordance with GAAP, except that interim financial statements may lack footnotes normally contained therein and will be subject to normal year-end audit adjustments, and (c) furnish to each Purchaser and each such Purchaser’s successors, assigns and transferees if and for so long as such person or entity holds shares of Series A Preferred Stock and/or Underlying Common Stock:

(a)
within 90 days alter the end of each fiscal year of the Company, an audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP and certified by a firm of independent public accountants selected by the Board;

(b)
within 45 days alter the end of each fiscal quarter of the Company, an unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited statements of income, and cash flows for the fiscal quarter then ended, prepared in accordance with GAAP and certified by the Chief Financial Officer of the Company;

(c)
promptly, following its receipt, delivery or other notice thereof, as the case may be (A) copies of pleadings or other written notice of any claim or litigation, pending or threatened, by or against the Company, (B) notice of any breach of or default under any material contract or commitment of the Company’s, or (C) the occurrence of an event which may reasonably be expected to cause a Material Adverse Effect;

(d)
with reasonable promptness, such other notices, information and data (A) as the Company delivers to the holders of its Common Stock, or (B) as the Company’s Board in its reasonable good faith judgment, deems material to its business or operations; and

(e)	any other information reasonably requested by any such holder.

(ii)  The Company will permit any holder of Series A Preferred Stock and/or Underlying Common Stock, its employees, counsel and other authorized representatives, to visit and inspect any of the properties of the Company, including their respective books of account and other records (and make copies thereof and take extracts therefrom), and to discuss the Company’s affairs, finances and accounts with the Company’s officers, key employees and independent public accountants, all at such reasonable times during normal business hours and as often as such Person may reasonably request, upon reasonable prior notice to the Company.

(iii)  The rights of holders of Series A Preferred Stock and/or Underlying Common Stock set forth in Sections 4D(a) and (b) above shall be suspended during any period that the Company is subject to and in compliance with the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act.

4E.  Blue Sky Filings. The Company shall file all applicable federal and state securities laws filings required in connection with the sale of the Series A Preferred Stock to the Purchasers pursuant to this Agreement.

4F.  Use of Proceeds. The Company shall use the net proceeds from the sale of the shares of Series A Preferred Stock hereunder as set forth in the PPM.

4G.  Integration. The Company shall not, and shall use reasonable best efforts to ensure that no Affiliate of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security of the Company that would be integrated with the offer or sale of the Series A Preferred Stock in a manner that would require the registration under the Securities Act of the sale of the Series A Preferred Stock to the Purchasers pursuant to this Agreement.

4H.  Reservation of Shares. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents. In the event that at any time the then authorized shares of Common Stock are insufficient for the Company to satisfy its obligations in full under the Transaction Documents, the Company shall promptly take such actions as may be required to increase the number of authorized shares.

4I.  Trading Market. As soon as practicable following a Triggering Event, the Company shall use reasonable best efforts to apply to have the Common Stock (including, without limitation, the Common Underlying Common Stock) listed upon the American Stock Exchange or included for quotation on the Nasdaq National Stock Market.

4J.  Conduct of Business by the Company. The Company covenants and agrees that, between the date hereof and the Termination Date, or if later, the Final Funding Date, if any, except as expressly required or permitted by this Agreement or the other Transaction Documents or as disclosed in the PPM, the Company shall not conduct any business or take any action other than in the ordinary course of its business (as described in the PPM) or in connection with the maintenance and preservation of its corporate existence or the compliance with applicable laws (including federal and state securities laws) unless a Majority of the Purchasers shall otherwise agree by written consent or by telephonic conference call. By way of amplification and not limitation, except as expressly required or permitted by this Agreement or the other Transaction Documents, or as disclosed in the PPM, the Company shall not, between the date hereof and the Termination Date, or if later, the Final Funding Date, if any, directly or indirectly do, or propose to do, any of the following without the prior written consent of a Majority of the Purchasers:

(i)  amend or otherwise change the Certificate of Incorporation or By-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

(ii)  issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company; or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets of the Company other than in the ordinary course of business (as described in the PPM) or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company;

(iii)  declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests, split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(iv)  sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any material properties or assets other than in the ordinary course of business (as described in the PPM), or amend or modify in any way any existing agreements with respect to any material properties or assets other than in the ordinary course of business;

(v)  purchase, acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise), lease, license, sublicense or otherwise obtain any interest in any properties or assets other than in the ordinary course of business and consistent with past practice; incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments, in each case other than in the ordinary course of business and consistent with past practice;

(vi)  change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles or GAAP;

(vii)  create, incur, suffer to exist or assume any liability or obligation (absolute, accrued, contingent or otherwise) or any lien on any of its material assets other than in the ordinary course of business and consistent with past practice;

(viii)  engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any related party, other than those existing as of the date hereof;

(ix)  fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

(x)  hire or terminate any senior level or key employee or consultant; increase the compensation (including, without limitation, bonus) payable or to become payable to its officers or employees, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other senior level or key employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

(xi)  (A) enter into any material agreement, contract or commitment of any kind or nature whatsoever other than in the ordinary course of business (as described in the PPM), or (B) modify, amend or transfer or terminate any material agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder other than in the ordinary course of business (as described in the PPM);

(xii)  pay, discharge, satisfy or settle any litigation or waive, assign or release any rights or claims, or pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business (as described in the PPM);

(xiii)  issue any press release or make any public announcement which has not been approved by the Placement Agent; or

(xiv)  authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into anjy agreement, contract commitment or arrangement to do any of the foregoing.

4K.  Notification. Between the date of this Agreement and the Termination Date, or if later, the Final Funding Date, if any, the Company will promptly notify the Purchasers in writing of the following:

(i)  any fact or any condition that causes any of the Company’s representations and warranties in this Agreement to be materially inaccurate as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause any such representation or warranty to be materially inaccurate had such representation and warranty been made as of the time of the occurrence or discovery of such fact or condition; or

(ii)  any fact or circumstance which might reasonably be expected to delay or prevent the closing of the transactions contemplated by this Agreement.

4L.  Reasonable Efforts. Between the date of this Agreement and the Termination Date, or if later, the Final Funding Date, if any, the Company will use reasonable best efforts to comply with the provisions hereof and to consummate the transactions contemplated hereby and to cause the conditions in Section 2 to be satisfied.

4M.  Additional Covenants. After the initial Funding Date and until the date which is 90 days following the date of a Triggering Event:

(i)  the Company shall not directly or indirectly do, or propose to take any action which could have or reasonably be expected to result in a Material Adverse Effect;

(ii)  unless otherwise approved by a Majority of Purchasers, the Company shall not cause or permit (i) the sale, transfer, lease, license, sublicense, mortgage, pledge, disposition or encumbrance of any of the Company’s assets, other than in the ordinary course of the business consistent with past practice or as otherwise disclosed in the PPM, or (ii) a merger, consolidation or similar transaction involving the Company unless it shall constitute a Public Merger;

(iii)  the Company shall comply in all material respects with all applicable laws, including, without limitation, federal and state securities laws; and

(iv)  the Company shall not acquire any capital stock or other equity interests of any corporation, partnership, limited liability company or other business association or entity unless the Company shall hold 100% of the outstanding capital stock or other equity interests of such corporation, partnership, limited liability company or other business association or entity.

4N.  Transfer Agent. Prior to a Triggering Event, the Company shall engage Continental Stock Transfer & Trust (or such other agent as the Company and the Placement Agent may agree) as the Company’s transfer agent.

4O.  Insurance. Within 60 days following the initial Funding Date, the Company shall obtain from, and shall thereafter maintain with, insurers of recognized financial responsibility such general liability and other insurance policies of the kinds and in the amounts as are prudent and customary in the businesses in which the Company is engaged.

Section 5.  Representations and Warranties of the Company. As a material inducement to each Purchaser to enter into this Agreement and purchase the Series A Preferred Stock hereunder, the Company hereby represents and warrants as of the date hereof that:

5A.  Organization, Corporate Power and Licenses. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations (collectively, “Permits”) used or necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents. No proceeding is pending or, to the Company’s knowledge, threatened, seeking the revocation or limitation of any such Permit. The Company does not have any subsidiaries

5B.  Capital Stock and Related Matters. Immediately prior to the initial Funding Date, but following the consummation of the Stock Split, the authorized capital of the Company consists of 12,000,000 shares of Common Stock, of which 5,960,000 shares shall be issued and outstanding, and 4,000,000 shares of preferred stock, of which 3,750,000 have been designated as Series A Preferred Stock, none of which shall be issued and outstanding. The rights, privileges and preferences of the Series A Preferred Stock will be as stated in the Certificate of Designation. Except for (i) such warrants as will be issued to the Placement Agent (as referenced in the PPM) (the “Fee Warrants”) (ii) the Convertible Debt, (iii) warrants to acquire 29,800 shares of Common Stock issued to the Placement Agent in connection with the engagement of the Placement Agent, (iv) warrants to acquire 264,624 shares of Common Stock issued to ChemBridge Corporation, (v) $333,500 principal amount of debt convertible into shares of Common Stock at a conversion rate of $2.517 per share at any time until maturity and payment of the debt or until mandatory conversion of such debt upon consummation of an initial public offering or, at the option of the holder thereof, into Series A Preferred Stock at a conversion rate of $2.00 per share upon the initial funding hereunder, (vi) any shares of Series A Preferred Stock issued to any Purchaser, and (vii) rights under the Restricted Stock and Investor Rights Agreement between the Company and ChemBridge Corporation (the “ChemBridge Agreement”), there are, and following the final Funding Date hereunder, will be, no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock (collectively, “Equity Rights”). The Company has reserved a sufficient number of shares of its equity securities for conversion or exercise in full of all such Equity Rights, including, without limitation, the Series A Preferred Stock. Except as set forth in the ChemBridge Agreement (which rights will be waived prior to the initial Funding Date), there are no securities of the Company which are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or the other Transaction Documents. Except for anti-dilution provisions provided for in the outstanding Equity Rights, the Certificate of Designation and the ChemBridge Agreement (which rights will be waived prior to the initial Funding Date), there are no anti-dilution or price adjustment provisions contained in any security issued by the Company or other agreement and the issue and sale of the Series A Preferred Stock and the Underlying Common Stock will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Placement Agent, the Purchasers and the holder of the Convertible Debt) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. Except as disclosed in the PPM under the heading “Principal and Management Stockholders,” to the knowledge of the Company, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act) or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares that may be owned at any one time. Immediately following the final Funding Date (assuming that a minimum of 2,500,000 shares of Series A Preferred Stock is issued and sold and that a maximum of 3,000,000 shares of Series A Preferred Stock is issued and sold), the Company’s issued and outstanding shares of capital stock, on a fully diluted basis, shall be allocated as set forth on the attached “Capitalization Schedule.”

5C.  Validity of Shares; Exemption from Registration. Upon issuance in accordance with the terms hereof, the Series A Preferred Stock will be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable, free of all mortgages, pledges, liens, security interests, encumbrances, leases, and charges (“Encumbrances”) other than those granted or created by a Purchaser, and will not be subject to any preemptive rights, rights of first refusal, redemption rights or other restrictions on transfer, other than as imposed by applicable federal and state securities laws and other than those granted or created by a Purchaser. The Underlying Common Stock issuable upon conversion of the Series A Preferred Stock have been duly and validly reserved and, when issued in accordance with the terms thereof, will be validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and nonassessable, free of all Encumbrances other than those granted or created by a Purchaser, and will not be subject to any preemptive rights, rights of first refusal, redemption rights or other restrictions on transfer, other than as imposed by applicable federal and state securities laws and other than those granted or created by a Purchaser.

5D.  Authorization; No Breach or Violation.

(i)  The execution, delivery and performance of this Agreement, the Rights Agreement and the other documents and instruments executed and delivered pursuant hereto and thereto (collectively, the “Transaction Documents”) and the filing of the Certificate of Designation, have been duly authorized by the Company. This Agreement, each of the other Transaction Documents and the Amended Certificate each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

(ii)  The execution and delivery by the Company of this Agreement and each of the other Transaction Documents, the offering, sale and issuance of the Series A Preferred Stock hereunder, the issuance of the Underlying Common Stock upon conversion of the Series A Preferred Stock, the adoption of the Certificate of Designation and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Amended Certificate or the Bylaws, any Permit, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is party or to which its properties or assets are subject.

5E.  Financial Statements. Attached hereto as the “Financial Statements Schedule” is the audited balance sheet of the Company as of December 31, 2004 (the “Latest Balance Sheet” and the audited income statement of the Company for the year ended December 31, 2004 (the “Latest Income Statement”) which Latest Balance Sheet and Latest Income Statement are accurate and complete in all material respects, are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and have been prepared in accordance with GAAP and present fairly the financial condition of the Company as of the date set forth therein and the results of operations of the Company for the period set forth therein, respectively.

5F.  Absence of Undisclosed Liabilities. Except as set forth on the attached “Liabilities Schedule,” the Company does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), and (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, consistent in nature and amount with past practice and which shall not exceed $350,000 in the aggregate (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit). Except as set forth in the Liabilities Schedule, since December 31, 2004, the Company has paid all liabilities, debts and lease obligations in accordance with the applicable contractual agreement with such third party creditors. Except as disclosed in the Liabilities Schedule, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

5G.  No Material Adverse Change. Since December 31, 2004, the Company has conducted its business in the ordinary course and there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or customer or supplier relations of the Company. Since December 31, 2004, (a) the Company has not altered its method of accounting or the identity of its auditors, (b) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders, other than the Stock Split, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (c) other than in connection with the Stock Split, the Company has not issued any equity securities to any officer, director or Affiliate.

5H.  Contracts and Commitments.

(i)  Except as expressly contemplated by this Agreement or as set forth on the attached “Contracts Schedule,” the Company is not a party to or bound by any written or oral contract or agreement, except for those contracts or agreements which can be terminated by the Company on no more than 30 days’ notice without penalty or further expense and which do not exceed $50,000 in the aggregate.

(ii)  All of the contracts, agreements and instruments set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms. The Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument identified on the Contracts Schedule. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any material contract; the Company does not have any present expectation or intention of not fully performing all such obligations; the Company does not have knowledge of any breach or anticipated breach by the other parties to any contract; and the Company is not a party to any materially adverse contract or commitment.

(iii)  The Placement Agent’s special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the Contracts Schedule together with all amendments, waivers or other changes thereto.

(iv)  The Company does not have any agreement or understanding with any Purchaser or any Affiliate of any Purchaser other than as contemplated by this Agreement and the other Transaction Documents.

5I.  Litigation, etc. There are no actions, suits, proceedings or orders pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its properties or assets, or pending or threatened by the Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); and there is no basis for any of the foregoing. There is no action, suit or proceeding which the Company intends to initiate. The Company is not subject to any judgment, order or decree of any court or other governmental agency. Neither the Company nor to the best of the Company’s knowledge, any director or officer thereof, is or has been the subject of any action, suit, proceeding or order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been and there is no currently pending investigation by the Securities and Exchange Commission involving the Company, or to the Company’s best knowledge, any current or former director or officer of the Company, and to the Company’s best knowledge, there is no such threatened investigation.

5J.  Brokerage. Except for fees and commissions payable to the Placement Agent and/or its designees, which fees and commissions are set forth in the PPM, (a) the Company has not retained a finder or broker in connection with the transactions contemplated by this Agreement, (b) there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement, and (c) the Purchasers shall have no obligation with respect to and the Company shall indemnify and save them harmless from, any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written agreements executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons engaged by the Company for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

5K.  Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, or the consummation by the Company of any other transactions contemplated hereby or thereby, other than (a) the filing with the Securities and Exchange Commission of (i) one or more registration statements in accordance with the requirements of the Rights Agreement and (ii) a Notice of Sale of Securities on Form D within 15 days following each Funding Date, (b) filings required by state securities laws, which the Company will promptly, and in any event prior to the due date prescribed by applicable law make (at the sole expense of the Company) in order to permit the holders of the shares of Series A Preferred Stock and/or Underlying Common Stock to resell such shares to Persons in any State in the U.S., and (c) those that have been made or obtained prior to the date of this Agreement.

5L.  Employees Employee Matters. The Company has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Company is not aware that it has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Company nor, to the best of the Company’s knowledge, any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company, except for agreements between the Company and its present and former employees all of which are described on the Contracts Schedule. Except as set forth on the Contracts Schedule, the Company has no employment contracts with any of its employees not expressly terminable at will and no collective bargaining agreements covering any of its employees. Further, the Company has no policies, procedures or handbooks providing for other than at-will employment. The Company is not aware that any employee of the Company has plans to terminate his or her employment relationship with the Company, nor does the Company have a present intention to terminate the employment of any employee. To the Company’s knowledge, none of the current or former officers or other key employees of the Company have been arrested or convicted of any felony and no such person has declared bankruptcy nor has any such person been an officer or director of any company or other organization that has declared bankruptcy. Except as set forth in the Liabilities Schedule, the Company has no liabilities to employees arising from deferred compensation. The Company does not contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended other than a medical benefit plan with respect to which the Company has made all required contributions and has complied with all applicable laws]. To the Company’s best knowledge, none of its current or former officers, directors, consultants or employees is currently, has in the past, or has plans in the future, to engage in a line of business which is competitive with the Company.

5M.  Compliance with Laws and Constituent Documents. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

5N.  Affiliated Transactions. Except as set forth on the attached “Affiliated Transactions Schedule,” no executive officer, or, to the Company’s knowledge, no director, employee, shareholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company (other than for services as employees, officers and directors) or has any material interest in any material property used by the Company.

5O.  Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items supplied to the Purchasers by or on behalf of the Company (including, without limitation, the Confidential Offering Memorandum dated February 18, 2005 relating to the offering and sale of the Series A Preferred Stock (the “PPM”) with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

5P.  Patents, Copyrights, Trademarks.

(i)  The PPM accurately describes (a) all issued Patents and registrations and applications for all Patents, Trademarks and Copyrights owned by or licensed to the Company relating to Intellectual Property, and (b) all material contracts, agreements and arrangements relating to Intellectual Property (whether in writing or oral) to which the Company is a party, by which any of its respective assets or properties are bound or which are used or necessary in the business of the Company as currently conducted or as proposed to be conducted. As used herein, the term “Intellectual Property” means (1) all Compounds and/or uses thereof and inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereon, (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, “Patents”), (iii) all trademarks, service marks, trade dress, logos, trade names and corporate names (collectively, “Trademarks”) including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iv) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith (collectively, “Copyrights”), (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all trade secrets and confidential business information (including, without limitation, ideas, research and development, data, results, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vii) all computer software (including data and related documentation) and (viii) all other proprietary tights.

(ii)  The Company owns, is licensed to use, or otherwise has the right to use all Company Intellectual Property and all such Company Intellectual Property will be owned or available for use by the Company following each Funding Date and for the foreseeable future. The Company has taken all necessary and reasonable best actions to maintain and protect its material owned or licensed Company Intellectual Property. To the best of the Company’s knowledge, there is patentable subject matter relating to the Company’s currently contemplated aminoacridine and flagellin products disclosed in the patent applications prosecuted by the Company. As used herein, “Company Intellectual Property” means all Intellectual Property used or held for use by the Company in the conduct of its business as currently conducted or as proposed to be conducted.

(iii)  To the best knowledge of the Company, the Company has not infringed upon or misappropriated any Intellectual Property rights of third parties related to the products set forth on the Products Schedule and/or the uses thereof, and the continued operation of the Company as currently conducted and as proposed to be conducted related to the products set forth on the Products Schedule does not infringe upon or misappropriate or otherwise violate any Intellectual Property rights of third parties. To the Company’s best knowledge, no Person has infringed upon or misappropriated or otherwise violated any Company Intellectual Property.

(iv)  Except as disclosed in the PPM, with respect to each item of Company Intellectual Property: (i) the Company possesses all right, title (if owned) and interest in and to the item, free and clear of any Encumbrance (other than, in the case of licensed Intellectual Property, restrictions created by the licenses themselves); (ii) the item of Company Intellectual Property is not subject to any outstanding order, injunction, judgment, decree or ruling of any Regulatory Authority (other than the applicable patent and trademark prosecution protection proceedings themselves); and (iii) none of the Patents disclosed in the PPM have been abandoned. As used herein, the term “Regulatory Authority” means any applicable government regulatory authority, domestic or foreign, involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of any Product of the Company; the term “Product” means preparations in final form for sale by prescription, over-the-counter or any other method that contains Compound or one or more active ingredients; the term “Compound” means compound or compounds or uses thereof described in the PPM as belonging or licensed to the Company or claimed by the Company in one or more of Patents or applications therefor.

(v)  The rights to all inventions of any of the Company’s employees or consultants, former employees or consultants made while employed or retained by the Company, or prior to their employment with or retention by the Company, which are utilized by the Company in the conduct of the Company’s business as presently conducted or as proposed to be conducted have been fully assigned or licensed to the Company.

(vi)  Except as set forth on the Contracts Schedule and described in the PPM, there are no outstanding options, licenses or agreements of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect thereto (other than such licenses or agreements arising from the purchase of “off the shelf” or standard products).

5Q.  No Other Registration Rights. Except as provided under the Rights Agreement or as described in the PPM, the Company is not under any obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued pursuant to this or any other existing agreement.

5R.  Title to Property and Assets. Except as provided in Section 5P with respect to Intellectual Property, the Company has good and valid title or valid leasehold interest in and to all of the properties and assets used by the Company, in each case subject to no Encumbrance other than Permitted Encumbrances. All material assets and properties used or necessary by the Company in its business are in good operating condition and repair (except for normal wear and tear), are suitable for the purposes used and are adequate and sufficient for the operations of the Company as currently conducted and as proposed to be conducted. Any personal or real property held under lease or license by the Company are held by it under valid, subsisting and enforceable leases or licenses of which the Company is in compliance. “Permitted Encumbrances” shall mean (i) any lien for taxes not yet due or delinquent or (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent.

5S.  Taxes. The Company has accurately prepared and timely filed all income and other tax returns, if any, that are required to be filed by or on behalf of the Company, its business or assets, and has paid, or made provision for the payment of, all taxes that have become due and owing, including any assessment that has been or may be received from any taxing authority for the period through the date of this Agreement. There are no outstanding agreements by the Company for the extension of time for the assessment of any tax. None of the Company’s tax returns has been or, to the Company’s knowledge, is now under audit or investigation by any tax authority. No deficiency assessment or proposed adjustment of the Company’s taxes (if any) is pending, and the Company has no knowledge of any proposed liability for any tax to be imposed upon the Company’s properties or assets for which there is not an adequate reserve reflected on Latest Balance Sheet.

5T.  Solvency; Going Concern.

(i)  Following the consummation of the transactions contemplated hereby, (i) the Company’s fair saleable value of its assets in an orderly liquidation exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid; and (iv) the Company’s total indebtedness shall not exceed $800,000 in the aggregate (exclusive of the Convertible Debt). The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(ii)  Following consummation of the transactions contemplated hereby (after taking into account the proceeds received by the Company from the sale of the Series A Preferred Stock) the Company has no knowledge or reason to believe that the Company’s independent public accountants will issue an audit letter containing a “going concern” opinion with respect to the Company.

5U.  Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5V.  Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Series A Preferred Stock and/or Underlying Common Stock and the Purchasers’ ownership thereof.

5W.  Private Placement. Based in part on the representations made by each of the Purchasers in Section 6 of this Agreement, the offer and sale of the Series A Preferred Stock to each of the Purchasers will be exempt from the registration requirements of Section 5 of the Securities Act. The acquisition by the Purchasers of the Series A Preferred Stock will not be “integrated” with any other offering or sale of securities of the Company required to be registered under the Securities Act, or the rules and regulations promulgated thereunder. Neither the Company nor any Person acting on the Company’s behalf has sold or offered to sell or solicited any offer to buy the Securities by means of any form of general solicitation or advertising.

5X.  Foreign Corrupt Practice. Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of his actions for, or on behalf of, the Company used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate find; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff; influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 6.  Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants (as to itself only) to the Company that:

6A.  Authorization. If such Purchaser is an entity, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, such Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents and has duly authorized, executed and delivered the same. If such Purchaser is an individual, he or she has reached the age of majority in the jurisdiction in which he or she resides and has executed and delivered this agreement and the other Transaction Documents. This Agreement and the Transaction Documents, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained in this Agreement and the other Transaction Documents may be limited by applicable Federal or state securities laws, public policy and other equitable considerations.

6B.  Investment Purpose. Such Purchaser (i) is acquiring the Series A Preferred Stock and (ii) upon conversion of the Series A Preferred Stock, will acquire the Underlying Common Stock then issuable (the Series A Preferred Stock and the Underlying Common Stock collectively are referred to herein as the “Securities”), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

6C.  Accredited Investor Status. Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act and as described in the PPM.

6D.  Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

6E.  Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties and agreements of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire such securities.

6F.  Information. Such Purchaser has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Purchaser. Such Purchaser has been afforded the opportunity to ask questions of the Company. Such Purchaser understands that its investment in the Securities involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Notwithstanding the foregoing, in entering into this Agreement, such Purchaser represents that it is relying solely on the representations, warranties, covenants and agreements set forth in this Agreement, the other Transaction Documents and the PPM, which documents supersede and replace any other written or oral information communicated to such Purchaser, whether by email, power-point presentation or otherwise.

6G.  No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

6H.  Transfer or Resale. Such Purchaser understands that except as provided in the Rights Agreement: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) sold in reliance on an exemption therefrom; and (ii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Such Purchaser is able to bear the economic risk of its investment in the Securities for an indefinite period of time.

6I.  No Public Market. Such Purchaser understands that no public market now exists for any of the Securities issued by the Company, and that, subject to the provisions of the Rights Agreement, the Company has made no assurances that a public market will ever exist for the Securities.

6J.  Legends. Such Purchaser understands that the certificates representing the Securities and any securities issued in respect of or exchange or conversion for the Securities, may bear one or all of the following legends:

(i)  “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. ANY SUCH SALE OR DISTRIBUTION MAY BE EFFECTED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SHARES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SHARES.”

(ii)  Any legend required by the Transaction Documents.

(iii)  Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

6K.  Investment Experience. Such Purchaser understands that the purchase of Securities involves substantial risk including the possibility of complete loss of investment. Such Purchaser: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Purchaser is able to fend for itself, can bear the economic risk of such Purchaser’s investment in the Securities and has such knowledge and experience in financial or business matters that such Purchaser is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Purchaser to be aware of the character, business acumen and financial circumstances of such person. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated by this Agreement.

Section 7.  Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. In addition, “Affiliates” of a Person include any Affiliate of a Person or its Affiliates’ partners, members or shareholders who received shares of the Series A Preferred Stock or Underlying Common Stock pursuant to a distribution from or a liquidation of such Person or such Affiliate.

“Affiliated Transactions Schedule” shall have the meaning specified in Section 5N hereof.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Amended Certificate” shall have the meaning specified in Section 2A.

“Board” shall have the meaning specified in Section 2F hereof.

“Bylaws” shall mean the Company’s bylaws, as amended, restated or supplemented.

“CCF” shall have the meaning specified in Section 20 hereof.

“Certificate of Designation” shall have the meaning specified in Section 1A hereof.

“ChemBridge Agreement” shall have the meaning specified in Section 5B hereof.

“Closing” shall have the meaning specified in Section 1C hereof.

“Common Stock” shall have the meaning specified in Section 1A hereof.

“Company” shall have the meaning specified in the Preamble hereto and, subject to Section 8E hereof, shall include any successor entity.

“Company Intellectual Property” shall have the meaning specified in Section 5P hereof.

“Compound” shall have the meaning specified in Section 5P hereof.

“Convertible Debt” shall mean an aggregate of $50,000 in principal amount of 5% convertible notes, dated as of May 11, 2004, made by the Company to George R. Stark, which principal amount is convertible into 25,000 shares of the Series A Preferred Stock.

“Contracts Schedule” shall have the meaning specified in Section 5H hereof.

“Copyrights” shall have the meaning specified in Section 5P hereof.

“Encumbrances” has the meaning set forth in Section 5C hereof.

“Equity Rights” has the meaning set forth in Section 5B hereof.

“Escrow” means the escrow account established and maintained pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement, dated as of February 16, 2005, by and among the Company, the Placement Agent and Continental Stock Transfer and Trust Company.

“Financial Statements Schedule” shall have the meaning specified in Section 5E hereof.

“Fee Warrants” shall have the meaning specified in Section 5B hereof.

“Funding Date” shall have the meaning specified in Section 1C hereof.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“Indemnified Liabilities” shall have the meaning specified in Section 8M hereof.

“Indemnitees” shall have the meaning specified in Section 8M hereof.

“Intellectual Property” shall have the meaning specified in Section 5P hereof.

“Investment Data” shall have the meaning specified in Section 8N hereof.

“Investment Banking Agreement” shall mean that certain Investment Banking Agreement, dated as of September 30, 2004, by and between the Company and the Placement Agent, as the same may be amended.

“Latest Balance Sheet” shall have the meaning specified in Section 5E hereof.

“Latest Income Statement” shall have the meaning specified in Section 5E hereof.

“Liabilities Schedule” shall have the meaning specified in Section 5F hereof.

“Majority of Purchasers” means, at the time of determination, Purchasers who have subscribed for or purchased at least 50.1% of the shares of Series A Preferred Stock which have, at such time, been subscribed for and/or purchased, pursuant to this Agreement.

“Material Adverse Effect” shall have the meaning specified in Section 2K hereof.

“New York Courts” shall have the meaning specified in Section 8J hereof.

“Patents” shall have the meaning specified in Section 5P hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Permits” shall have the meaning set forth in Section 5A hereof.

“Permitted Encumbrance” shall have the meaning set forth in Section 5S hereof.

“Placement Agent” means Sunrise Securities Corp.

“PPM” shall have the meaning set forth in Section 5O hereof.

“Product” shall have the meaning specified in Section 5P hereof.

“Products Schedule” shall have the meaning specified in Section 5P hereof.

“Public Merger” shall have the meaning specified in the Certificate of Designation.

“Purchaser” shall have the meaning specified in the Preamble hereto.

“Proceeding” shall have the meaning specified in Section 8J hereof.

“Qualified IPO” shall have the meaning specified in the Certificate of Designation.

“Regulatory Authority” shall have the meaning specified in Section 5P hereof.

“Resale Registration” shall have the meaning specified in the Certificate of Designation.

“Rights Agreement” shall have the meaning specified in Section 2D hereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Series A Preferred Stock” shall have the meaning specified in Section lA hereof.

“Stock Split” shall have the meaning set forth in Section 2J hereof.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Termination Date” means March 31, 2005, or such later date as may be mutually agreed to in writing by the Company and the Placement Agent.

“Trademarks” shall have the meaning specified in Section 5P hereof.

“Transaction Documents” has the meaning set forth in Section 5D hereof.

“Triggering Event” shall mean the first to occur of a Qualified IPO, Public Merger and Resale Registration.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Series A Preferred Stock and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds any shares of Series A Preferred Stock shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Series A Preferred Stock in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series A Preferred Stock, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder.

Section 8.  Section 8. Miscellaneous.

8A.  Expenses. The Company shall pay the fees and expenses of its own advisors, counsel, accountants and other experts, and, to the extent provided in the Investment Banking Agreement, the fees and expenses of the Placement Agent’s advisors, counsel, accountants and other experts, and all other expenses incurred by the Company incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Securities under this Agreement. The Company shall pay, and hold each Purchaser and all holders of Series A Preferred Stock and Underlying Common Stock harmless against liability for the payment of the fees and expenses incurred with respect to the enforcement of the rights (in connection with a breach or threatened breach by the Company) granted under this Agreement, the other Transaction Documents, the Amended Certificate or the Certificate of Designation.

8B.  Remedies. Each holder of the Series A Preferred Stock and Underlying Common Stock shall have all rights and remedies set forth in this Agreement, the other Transaction Documents, the Amended Certificate and the Certificate of Designation (or as may be amended) and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any tights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement, the other Transaction Documents, the Amended Certificate and the Certificate of Designation and to exercise all other tights granted by law. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8C.  Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of a Majority of the Purchasers. No other course of dealing between the Company and any Purchaser or other holder of Securities or any delay in exercising any rights hereunder or under the Amended Certificate or the Certificate of Designation (as may be amended) shall operate as a waiver of any rights of any such Purchasers or holders.

8D.  Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf; provided that all of the representations and warranties contained herein, other than those contained in Sections 5A, 5B, 5C, 5D, 5J and 5P (each of which shall survive indefinitely), shall survive until the date which is the later of (a) 90 days following a Triggering Event, and (b) the first year anniversary of the date of this Agreement.

8E.  Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, that the Company may not assign its rights or obligations hereunder without the consent of a Majority of the Purchasers. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as a purchaser or holder of shares of the Series A Preferred Stock or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Series A Preferred Stock or such Underlying Common Stock. The rights and obligations of each Purchaser under this Agreement and the agreements contemplated hereby may be assigned by such Purchaser at any time, in whole or in part, to any investment fund managed by such Purchaser, or any successor thereto.

8F.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8G.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Facsimile signatures shall be deemed originals for all purposes hereunder.

8H.  Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder and any applicable common law, unless the context requires otherwise. Terms used with initial capital letters will have the meanings specified, applicable to singular and plural forms, for all purposes of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

8I.  Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies.

8J.  Governing Law; Jurisdiction. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if, under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Each party agrees that any and all actions, claims, suits investigations or proceedings (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened (each a “Proceeding”), concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced non-exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IF ANY PARTY SHALL COMMENCE A PROCEEDING TO ENFORCE ANY PROVISIONS OF A TRANSACTION DOCUMENT, THEN THE PREVAILING PARTY IN SUCH PROCEEDING SHALL BE REIMBURSED BY THE OTHER PARTY FOR ITS ATTORNEY’S FEES AND OTHER COSTS AND EXPENSES INCURRED WITH THE INVESTIGATION, PREPARATION AND PROSECUTION OF SUCH PROCEEDING.

8K.  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) upon delivery, when delivered personally to the recipient, (b) on the next business day, if sent to the recipient by reputable overnight courier service (charges prepaid), (c) on the third business day after the date of mailing, if mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) on the date sent, if sent by confirmed facsimile transmission if during the normal business hours of the recipient, and, if not, on the next business day, provided, that such facsimile transmission is followed by delivery via another method permitted hereby. Such notices, demands and other communications shall be sent to each Purchaser at the address indicated for such Purchaser on such Purchaser’s counterpart signature page hereto and to the Company at the address indicated below:

Cleveland BioLabs, Inc.
10265 Carnegie Ave.
Cleveland, OH 44106
Attention: Michael Fonstein

With a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693
Attention: Kurt W. Florian, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

8L.  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8M.  Indemnification. In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Series A Preferred Stock hereunder and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each such Purchaser and each such Purchaser’s officers, directors, managers, partners, stockholders, members, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnities”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements and costs of investigation (the “Indemnified Liabilities”) incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to any misrepresentation in or breach of any of the representations and warranties or any nonfulfillment or breach of any covenant or agreement on the part of the Company under this Agreement or any other Transaction Document, provided that the Company shall not be liable to an Indemnitee under this Section 8M for any liability if such liability is caused solely by such Indemnitee’s fraud, willful misconduct or gross negligence or default or breach under this Agreement. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

8N.  Understanding Among the Purchasers. The obligations of each Purchaser under this Agreement and any other Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of a Purchaser arising directly or indirectly, under this Agreement or any other Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Purchaser, and that no trustee, officer, other investment vehicle or any other Affiliate of such Purchaser or any investor, shareholder or holder of shares of beneficial interest of such a Purchaser shall be personally liable for any liabilities of such Purchaser. The determination of each Purchaser to purchase shares of the Series A Preferred Stock pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given to such Purchaser by any other Purchaser or by any agent or employee of any other Purchaser. Each Purchaser acknowledges and agrees that no other Purchaser shall be responsible in any way or held liable or accountable to any extent for any information, documents, materials, analysis, projections, plans or other data (or compilations thereof) relating to the Company or the transactions contemplated hereby (collectively, “Investment Data”) provided to such Purchaser by any other Purchaser, and each Purchaser agrees to hold harmless and not make any claims against any other Purchaser with respect to any Investment Data provided to such Purchaser by such other Purchaser.

8O.  Entire Agreement. This Agreement, together with the other Transaction Documents, the PPM and the Exhibits and Schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

8P.  Notice Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) this Agreement or any other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option hereunder or thereunder and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

8Q.  Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.

8R.  Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to this Agreement or any other Transaction Document or a Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8S.  Adjustments in Share Numbers and Prices. In the event of any stock split (other than the Stock Split), subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof but prior to the initial Funding Date, each reference in this Agreement and each other Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event.

8T.  Further Assurances. Each party agrees to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Agreement.

8U.  Reliance. The Company acknowledges and agrees that, in accepting shares of the Company’s Common Stock and/or Fee Warrants as partial consideration for services rendered to the Company in connection with the transactions contemplated hereby, the Placement Agent and/or its designees are entitled to rely on and enforce the Company’s representations and warranties, covenants and agreements and as if a party hereto.

(The remainder of this page is left intentionally blank.)

(Counterpart signature pages to follow.)

COMPANY COUNTERPART TO
STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

CLEVELAND BIOLABS, INC.

By:	/s/ Michael Fonstein
Michael Fonstein, President and Chief Executive Officer

PURCHASER COUNTERPART TO
STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

INDIVIDUAL:

Number of Shares of Series A Preferred Stock Subscribed for	Print Name
Aggregate Purchase Price (i.e., Number of Shares x $2.00)	Signature
ADDRESS FOR NOTICES:*	Social Security Number

ENTITY:
Attention:
Telephone:	Print Entity Name
Facsimile:
*Individuals should list their primary residence; Entities should list their principal place of business	Signature
Name and Title of Signatory
Tax ID Number

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LIST OF EXHIBITS

Exhibit A	-	Certificate of Designation
Exhibit B	-	Rights Agreement
Exhibit C	-	Opinion of Company Counsel
Exhibit D	-	IP Comfort Letter of Company Counsel
Exhibit E	-	Purchaser Questionnaire

LIST OF DISCLOSURE SCHEDULES

Capitalization Schedule
Financial Statements Schedule
Liabilities Schedule
Contracts Schedule
Affiliated Transactions Schedule
Products Schedule

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